Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES PUBLICATION OF ARTICLE ON PV-10 FOR IN-TRANSIT MELANOMA IN JOURNAL OF SURGICAL ONCOLOGY

“Intralesional PV-10 for In-Transit Melanoma—A Single Centre Experience”

KNOXVILLE, TN, June 7, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that an article on the use of PV-10 for in-transit melanoma has been published by the Journal of Surgical Oncology. It expands on a presentation on the same topic given at the Royal Australasian College of Surgeons 85th Annual Scientific Congress, which was held 2-6 May 2016, in Brisbane, Australia.

Titled “Intralesional PV-10 for In-Transit Melanoma—A Single Centre Experience,” the article reports on use of PV-10 in the management of in-transit melanoma at the Peter MacCallum Cancer Centre, in East Melbourne, Victoria, Australia. The article was authored by Jocelyn Lippey et al. using retrospective analysis of data from nineteen patients receiving PV-10 at the center between 2010 and 2014.

Dr. Lippey reported, “After a median follow up of 11.7 months, disease control was achieved in 63% of patients. Five patients (26%) achieved a complete response, another five (26%) patients achieved a partial response, and two patients had stable disease (11%) at the time of last follow-up. Seventy-four percent (14/19) of patients had a clinical response at time of first follow-up (median time 21 days); range 8–91 days. Younger patients and those with smaller lesions were more likely to respond to treatment.” The median age of patients in this series was 80 years.

Dr. Lippey also noted, “Ten patients did not have all lesions injected, primarily due to the number of lesions present. A bystander response was noted in un-injected lesions in 50% of patients who did not have all their lesions directly injected.”

Eric Wachter, CTO of Provectus commented, “The results reported here are consistent with other evaluations of PV-10 in melanoma, and highlight both the rapid ablative properties and the immunologic features of PV-10 as an investigational ablative immunotherapy.”

The article can be found at http://onlinelibrary.wiley.com/doi/10.1002/jso.24311/pdf

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About the Peter MacCallum Cancer Centre

Peter MacCallum Cancer Centre is Australia’s only public hospital solely dedicated to cancer treatment, research and education. The hospital treats more cancer patients each year than any other hospital and the highly skilled medical, nursing and allied health team is backed by the largest cancer research group in Australia. Peter Mac has five locations across the state and provides services to patients from across Victoria and Australia and overseas. Multi-disciplinary teams, consisting of medical, surgical and radiation oncologists, nurses, radiation therapists and allied health professionals, develop comprehensive and coordinated treatment plans, ensuring patients get treatment and a team tailored to their individual needs. For more information, visit http://www.petermac.org.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10 is a novel investigational drug for cancer: melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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